EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-42188) and in the related Prospectus of Nabi Biopharmaceuticals and the Registration Statement (Forms S-8 No. 333-38868 and No. 333-38864) pertaining to the Nabi Savings and Retirement Plan, 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan of our report dated September 17, 2003, with respect to the statements of revenues and certain costs and expenses of the PhosLo Product Line of Braintree Laboratories, Inc included in this Current Report (Form 8-K/A) dated August 4, 2003.

/s/ Ernst & Young LLP

Boston, Massachusetts
October 1, 2003